Exhibit 5.1

Tornier N.V.
Fred. Roeskestraat 123 1076 EE Amsterdam THE NETHERLANDS	Stibbe N.V. Advocaten en notarissen Strawinskylaan 2001 P.O. Box 75640 1070 AP Amsterdam The Netherlands T +31 20 546 0 606 F +31 20 546 0 123 www.stibbe.com Date October, 17 2012

Tornier N.V. – Registration Statement on Form S-3

Ladies and Gentlemen,

(1)	We have acted as legal counsel to Tornier N.V. (the “Company”), with respect to matters of Netherlands law, in connection with the filing by the Company under the Securities Act of 1933, as amended, of a registration statement on Form S-3, dated the date hereof (the “Registration Statement”), with the United States Securities and Exchange Commission. The Registration Statement relates to the registration of 1,941,270 ordinary shares of the Company (par value EUR 0.03) (the “Shares”, and each a “Share”) that may be offered and sold by the selling shareholders identified therein or in a prospectus supplement to the Registration Statement.

(2)	For the purpose of this opinion, we have examined and relied upon photocopies or copies received by fax or by electronic means, or originals if so expressly stated, of the following documents:

(a)	the Registration Statement;

(b)	that certain Agreement and Plan of Merger (the “Merger Agreement”) dated as of August 23, 2012 between the Company, Oscar Acquisition Corp., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), OrthoHelix Surgical Designs, Inc., a Delaware corporation (“OrthoHelix”), and MCPF GP Holdings, Inc., solely in its capacity as representative of OrthoHelix’s equity holders (the “Representative”);

(c)	an extract from the Trade Register of the Chamber of Commerce (Kamer van Koophandel, afdeling Handelsregister) relating to the Company dated the date hereof (the “Extract”);

(d)	the deed of incorporation of the Company dated June 23, 2006 and its articles of association (statuten) as amended on February 8, 2011, which according to the Extract referred to above are the articles of association of the Company as currently in force;

(e)	the draft minutes of the meetings of the board of directors of the Company (the “Board of Directors”) held on July 31, 2012 and August 20, 2012, approving the Merger Agreement and resolving to issue the Shares and to exclude all pre-emptive rights in relation to the issuance of the Shares, and the certificate of the Company’s secretary dated October 10, 2012 relating to such minutes;

(f)	the minutes of the general meeting of shareholders of the Company, held on August 26, 2010, resolving to, inter alia, designate the Board of Directors for a term of five years as of August 26, 2010 as the competent body to issue shares and grant rights to subscribe for shares for a maximum term of five years, up to the amount of shares included in the authorised share capital as it will read from time to time and to restrict or exclude the pre-emptive rights pertaining to the shares (or rights to subscribe for shares);

(g)	a written resolution of the Company’s M&A transaction committee, dated October 4, 2012 determining the number of Shares to be issued in connection with the Merger Agreement;

(h)	the deed of issuance executed by the Company dated October 4, 2012, pursuant to which the Shares have been issued (the “Deed of Issuance”); and

(i)	and such other documents and matters of law as we have deemed necessary or appropriate for the purpose of rendering this opinion.

The minutes and written resolutions listed under 2(e), 2(f) and 2(g) are hereinafter referred to as “Resolutions”), the Resolutions, the Deed of Issuance, the Registration Statement and the Merger Agreement, together, referred to as the “Documents”.

References to the Civil Code, the Bankruptcy Act and any other Codes or Acts are references to the Burgerlijk Wetboek, the Faillissementswet and such other Codes or Acts of the Netherlands, as amended.

(3)	In rendering this opinion we have assumed:

(a)	the legal capacity of natural persons, the genuineness of all signatures on, and the authenticity and completeness of all documents submitted to us as copies of drafts, originals or execution copies and the exact conformity to the originals of all documents submitted to us as photocopies or copies transmitted by facsimile or by electronic means and that all documents were at this date, and have through the date hereof, remained accurate and in full force and effect without modifications;

(b)	that the Merger Agreement constitutes and will constitute legal, valid and binding obligations of the Company, Merger Sub and OrthoHelix, respectively, and are enforceable in accordance with their respective terms under all applicable laws; and that the Representative (as defined in the Merger Agreement) is, pursuant to the Merger Agreement, authorised to execute the Deed of Issuance on behalf of the Accredited Holders (as defined in the Merger Agreement);

(c)	that the Company has not been declared bankrupt (failliet verklaard), granted suspension of payments (surseance van betaling verleend) or dissolved (ontbonden), nor has ceased to exist due to merger (fusie) or demerger (splitsing); although not constituting conclusive evidence, this assumption is supported by the contents of the Extract and by our on-line search of the Central Insolvency Register of the courts in the Netherlands (Centraal Insolventieregister) on the date hereof, which did not reveal any information which would render this assumption to be untrue;

(d)	that the information set forth in the Extract is complete and accurate on the date hereof and consistent with the information contained in the file kept by the Trade Register with respect to the Company; and

(e)	that the Resolutions have not been annulled, revoked or rescinded and are in full force and effect as at the date hereof.

(4)	This opinion is limited to matters of the laws of the Netherlands in effect on the date of this opinion.

(5)	Based upon and subject to the foregoing and to the further qualifications, limitations and exceptions set forth herein, we are as at the date hereof of the following opinion:

(f)	the Company has been duly incorporated and is validly existing under the laws of the Netherlands as a public limited company (naamloze vennootschap); and

(g)	the Shares have been duly authorised and validly issued by the Company and are fully paid and non-assessable.

(6)	This opinion is subject to the following qualifications:

(h)	we express no opinion as to the accuracy of any representations given by the Company or any other party (express or implied) under or by virtue of the Documents save in so far as the matters represented are the subject matter of specific opinions set forth above;

(i)	the opinions expressed above are limited by any applicable bankruptcy (faillissement), suspension of payments (surseance van betaling), insolvency, moratorium, reorganisation, liquidation, suretyship, fraudulent conveyance, or similar laws affecting the enforceability of rights of creditors generally (including rights of set-off) in any relevant jurisdiction including but not limited to section 3:45 of the Civil Code and section 42 of the Bankruptcy Act concerning fraudulent conveyance;

(j)	the terms “legal”, “valid”, “binding” or “enforceable” (or any combination thereof), where used in this opinion, mean that the relevant obligations are of a type which the courts of the Netherlands generally recognize and enforce; the use of these terms does not suggest that the obligations will necessarily be enforced in accordance with their terms in all circumstances; in particular, enforcement of such obligations in the courts of the Netherlands will always be subject to applicable statutes of limitation, interpretation by the court (taking into account the intention of the parties to a contract), the effect of general principles of law including (without limitation) the concepts of reasonableness and fairness (redelijkheid en billijkheid) and abuse of circumstances (misbruik van omstandigheden), and defences based on error (dwaling), fraud (bedrog), duress (dwang), force majeure (overmacht) and set-off (verrekening); and

(k)	the term “non-assessable” as used in this opinion means that a holder of a Share will not by reason of merely being such a holder, be subject to assessment or calls by the Company or its creditors.

(7)	This opinion and any issue arising under this opinion will be governed by the laws of the Netherlands.

(8)	We assume no obligation to update this opinion or to inform any person of any changes of law or other matters coming to our knowledge occurring after the date hereof which may affect this opinion in any respect. This opinion is addressed to you and given for the sole purpose of the registration of the Shares with the United States Securities and Exchange Commission. We consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consent we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder. However, it may not be otherwise disclosed or quoted to any person other than to your legal advisers or relied upon by any person or be used for any other purpose, without our prior written consent in each instance.

Yours faithfully,

Stibbe N.V.

/s/ Derk Lemstra                                                                                       /s/ Marius Josephus Jitta